Exhibit 99.1

Release Date: August 30, 2005
Contact: Peter J. Rogers, Jr.
Vice President, Investor Relations
443-285-8059
progers@micros.com
MICROS REPORTS FISCAL 2005 YEAR RESULTS: RECORD QUARTERLY AND FISCAL YEAR
REVENUE, NET INCOME AND EPS; REVENUE, NET INCOME & EPS EXCEED EXPECTATIONS
Columbia, Maryland.... MICROS Systems, Inc. (Nasdaq: MCRS) a leading supplier of information systems to the hospitality and specialty retail industries, today announced the results for its fiscal 2005 fourth quarter and fiscal year ended June 30, 2005. Revenue for the quarter was $172.0 million, an increase of $29.2 million, or 20.5%, over the same period last year. Net income for the quarter was $18.1 million, an increase of $5.6 million, or 45.2%, over the year ago fourth quarter. Earnings per share, on a diluted basis, were $0.45 per share, an increase of $0.13 per share, or 40.6%, over the year ago figure of $0.32. The quarterly revenue, net income and earnings per share are Company records.
For the fiscal year ended June 30, 2005, MICROS’s revenue was $597.3 million, an increase of $109.8 million, or 22.5%, over the same period last year. Net income for the fiscal year was $53.7 million, an increase of $20.4 million, or 61.2%, over last year. Earnings per share, on a diluted basis, were $1.35, an increase of $0.48 per share, or 55.2%, over the year ago figure of $0.87. The fiscal year revenue, net income and earnings per share are Company records.
The revenue, net income and earnings per share results for the fourth quarter and fiscal year exceeded consensus expectations.
Tom Giannopoulos, MICROS’s Chairman and CEO stated: “We are extremely pleased with our performance this fiscal year. We experienced a tremendous year; one marked by many customer wins, product introductions and major milestones. We are very proud of our achievements worldwide and are well positioned with our products and look for continued growth in all segments of our business.”
MICROS’s management guidance for the fiscal 2006 first quarter ending September 30, 2005 is for revenue between $146.0 million and $149.0 million and net income between $12.0 million and $12.5 million. Guidance for the fiscal 2006 year ending June 30, 2006 is for revenue between $660.0 million and $670.0 million and net income between $64.0 million and $66.0 million.
MICROS’s stock is traded through NASDAQ under the symbol MCRS. Some of the statements contained herein not based on historic facts are forward- looking statements that involve risks and uncertainties. Some of those uncertainties are: product demand and market acceptance; adverse economic factors; impact of competitive products and pricing on margins; product development delays and technological difficulties; and aggressively controlling expenses. Other risks are indicated in the MICROS Form 10-K and other filings with the Securities and Exchange Commission. MICROS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

MICROS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Fourth Quarter Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Hardware	$59,982	$47,583	$191,785	$151,640
Software	31,187	24,213	106,370	82,486
Service	80,852	71,009	299,109	253,317

Total revenue	172,021	142,805	597,264	487,443

Cost of sales:
Hardware	39,130	33,345	127,349	105,507
Software	4,857	2,060	22,822	16,372
Service	40,269	33,624	145,308	116,455

Total cost of sales	84,256	69,029	295,479	238,334

Gross margin	87,765	73,776	301,785	249,109

Selling, general and administrative expenses	51,000	41,170	185,399	155,235
Research and development expenses	6,536	7,252	27,399	27,209
Depreciation and amortization	2,485	2,753	10,112	9,831

Total operating expenses	60,021	51,175	222,910	192,275

Income from operations	27,744	22,601	78,875	56,834

Non-operating income (expense), net	1,138	(869)	2,219	704

Income before taxes, minority interests, and equity in net earnings of affiliates	28,882	21,732	81,094	57,538

Income tax provision	10,732	9,091	26,761	23,592

Income before minority interests and equity in net earnings of affiliates	18,150	12,641	54,333	33,946
Minority interests and equity in net earnings of affiliates	(82)	(196)	(673)	(667)

Net income	$18,068	$12,445	$53,660	$33,279

Net income per common share:
Basic	$0.47	$0.34	$1.43	$0.91

Diluted	$0.45	$0.32	$1.35	$0.87

Weighted-average number of shares outstanding:
Basic	38,296	36,766	37,514	36,489

Diluted	40,520	38,681	39,803	38,453

MICROS SYSTEMS, INC.
CONSOLIDATED BALANCE SHEET
(In thousands, except per share amounts)
(unaudited)

	June 30,	June 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$153,521	$83,451
Short term investments	0	8,000
Accounts receivable, net	131,423	101,367
Inventories, net	42,664	36,095
Deferred income taxes	10,883	9,396
Prepaid expenses and other current assets	28,934	16,242

Total current assets	367,425	254,551

Property, plant and equipment, net	21,308	19,550
Deferred income taxes, non-current	18,195	17,704
Goodwill, net	89,840	77,994
Intangible assets, net	6,696	5,476
Purchased and internally developed software costs, net	40,160	41,112
Investments	404	415
Other assets	1,997	2,785

Total assets	$546,025	$419,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$2,387	$2,481
Current portion of capital lease obligations	162	139
Accounts payable	38,253	29,681
Accrued expenses and other current liabilities	75,593	58,693
Income taxes payable	3,261	1,409
Deferred income taxes	362	512
Deferred service revenue	58,021	43,019

Total current liabilities	178,039	135,934

Capital lease obligations, net of current portion	251	166
Deferred income taxes, non-current	16,105	16,371
Other non-current liabilities	1,481	1,401
Commitments and contingencies
Minority interests	2,807	2,742

Shareholders’ equity:
Common stock	483	457
Capital in excess of par	99,989	71,525
Retained earnings	239,320	185,660
Accumulated other comprehensive income	7,550	5,331

Total shareholders’ equity	347,342	262,973

Total liabilities and shareholders’ equity	$546,025	$419,587